                                  SCHEDULE 14A
                                 (Rule 14a-101)

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement         [ ] Confidential, for use of
[x] Definitive Proxy Statement              the Commission only
[ ] Definitive Additional Materials         (as permitted by Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to
    Rule 14a-ll(c) or Rule 14a-12

                                 ENAMELON, INC.
                (Name of Registrant as Specified In Its Charter)

                                 ENAMELON, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:___________________________
         (2) Aggregate number of securities to which transaction applies:__________________________
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
                  0-11:________________________
         (4)      Proposed maximum aggregate value of
                  transaction:_____________________
         (5)      Total fee paid:__________________

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:$______________
         (2)      Form, Schedule or Registration Statement No.:
                  _________________
         (3)      Filing Party: _________________
         (4)      Date Filed: __________________

                                 ENAMELON, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 18, 1999

To the Stockholders of Enamelon, Inc.:

         Enamelon, Inc. will hold its Annual Meeting of Stockholders on May 18, 1999, at the Brunswick Hilton, Three Tower Center Boulevard, East Brunswick, New Jersey 08816, at 9:00 a.m., for the following purposes:

         1. To elect three Class II Directors to the Board of Directors to hold office for a two-year term and until their successors are duly elected and qualified;

         2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 30,000,000 shares to 50,000,000 shares;

         3. To approve the issuance upon conversion of the Company's series B convertible preferred stock of more than 2,046,932 shares of the Company's common stock, representing 20% of the outstanding shares of common stock on the date of the sale of the series B convertible preferred stock, as required by Nasdaq rules;

         4. To approve the adoption of the Company's 1999 Incentive Stock Option Plan;

         5. To ratify the appointment of BDO Seidman, LLP, as the Company's independent public accountants for the year ending December 31, 1999; and

         6. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

         Only Stockholders of record at the close of business on April 9, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                            By Order of the Board of Directors,

                                            Norman Usen, Secretary

Yonkers, New York
April 16, 1999


--------------------------------------------------------------------------------

                                    IMPORTANT

         Whether or not you plan to attend the Annual Meeting, please promptly complete, sign and date the enclosed proxy card, which is solicited by the Board of Directors, and return it to the Company in the enclosed envelope. A stockholder may revoke its proxy at any time before the proxy is voted. Stockholders executing proxies may attend the Annual Meeting and vote in person should they so desire.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

INFORMATION ABOUT THE ANNUAL MEETING                                                             1
         Information about the Annual Meeting and the Proposals                                  1
         Stockholders Entitled to Vote                                                           1
         Required Votes                                                                          2
         Stockholders' List                                                                      2

ACTIONS TO BE TAKEN AT THE ANNUAL MEETING                                                        2

         PROPOSAL 1.       ELECTION OF THREE DIRECTORS                                           2

                  Biographical Information about Nominees                                        3
                  Biographical Information about Directors                                       4

         INFORMATION ABOUT THE BOARD OF DIRECTORS, COMMITTEES
          OF THE BOARD, AND EXECUTIVE OFFICERS                                                   4

                  Meetings of the Board of Directors and Information Regarding
                    Committees                                                                   4
                  Compensation of Directors                                                      5
                  Executive Officers                                                             5
                  Compliance with Section 16(a) of the Exchange Act                              5

         EXECUTIVE COMPENSATION                                                                  6

                  Summary Compensation Table                                                     6
                  Option Grants in Last Fiscal Year                                              8
                  Aggregated Option Exercises in Last Fiscal Year and Fiscal
                    Year End Option Values                                                       8
                  Employment Contracts and Termination of Employment
                    and Change of Control Arrangements                                           8
                  Employee Benefits Plans                                                        9
                  Incentive Compensation Plan                                                   10

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
             MANAGEMENT                                                                         10

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                         12

         PROPOSAL 2.       AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO
                           INCREASE THE NUMBER OF SHARES OF COMMON STOCK
                           AUTHORIZED TO BE ISSUED FROM 30,000,000 SHARES to
                           50,000,000 SHARES                                                    12

         PROPOSAL 3.       APPROVAL OF THE ISSUANCE OF MORE THAN 2,046,932
                           SHARES OF COMMON STOCK UPON CONVERSION OF THE
                           COMPANY'S SERIES B CONVERTIBLE PREFERRED STOCK                       13

                  Terms of the Series B Convertible Preferred Stock                             13
                  Shares Issuable on Conversion                                                 13
                  Limitations on Conversion                                                     13
                  Consequences of Failure to Approve Proposal 3                                 14

         PROPOSAL 4.       APPROVAL BY STOCKHOLDERS OF THE COMPANY'S
                           1999 INCENTIVE STOCK OPTION PLAN                                     14
                  General                                                                       14
                  Eligibility for Participation                                                 15
                  Administration                                                                15
                  Terms of Options                                                              15
                  Termination, Modification and Amendment of the Plan                           17



                  Adjustments Upon Changes in Capitalization                                    17
                  Federal Income Tax Consequences                                               17
                  1999 Plan Benefits.                                                           19

         PROPOSAL 5.       RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP
                            AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.                    19

EXPENSES                                                                                        19

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS                                                   19

AVAILABLE INFORMATION                                                                           19

EXHIBIT A-Amendment to Certificate of Incorporation

                                 ENAMELON, INC.
                                15 Kimball Avenue
                             Yonkers, New York 10704
                                  914-237-1308

                             -----------------------

                                 PROXY STATEMENT
                                 ---------------

                      INFORMATION ABOUT THE ANNUAL MEETING

Information about the Annual Meeting and the Proposals

         The Board of Directors of Enamelon, Inc. (the "Company") presents this Proxy Statement to all Stockholders of the Company and solicits their proxies for the Annual Meeting of Stockholders to be held at 9:00 a.m. on May 18, 1999, at the Brunswick Hilton, Three Tower Center Boulevard, East Brunswick, New Jersey 08816. The persons named as proxies will vote on all matters presented at the Annual Meeting in accordance with the instructions given in the proxy card. In the absence of specific instructions, the named proxies will vote as follows:

         o FOR the named nominees for election to the Company's Board of Directors;

         o FOR the amendment to the Company's amended Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock to 50 million shares;

         o FOR the approval of the issuance of more than 2,046,932 shares, of common stock on the conversion of the Company's series B convertible preferred stock;

         o      FOR the 1999 Incentive Stock Option Plan;

         o FOR the ratification of BDO Seidman, LLP as the Company's independent public accountants.

         The Board of Directors anticipates that all of the nominees will be available for election and does not know of any other matter that may be brought before the Annual Meeting. If any other matter comes before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies not marked to the contrary with respect to such matter in accordance with their best judgment. A stockholder may revoke the proxy at any time before it is voted in any of the following ways:

         o      by sending a written notice of revocation to the Company's
                Secretary;

         o      by providing a later dated proxy;

         o      by voting in person at the Annual Meeting.

This Proxy Statement is being mailed on or about April 19, 1999.

Stockholders Entitled to Vote

         A total of 10,287,212 shares of the Company's common stock, $0.001 par value, were outstanding as of April 9, 1999. The common stock is the only outstanding class of securities of the Company entitled to vote. Each share of common stock has one vote. Only stockholders of record as of the close of business on April 9, 1999 will be entitled to vote at the Annual Meeting or any adjournment or adjournments of the Annual Meeting. Stockholders may vote at the Annual Meeting in person or by proxy. A stockholder who is not the record owner of his shares may vote in person at the Annual Meeting only if he presents a proxy from his broker or other nominee naming him as proxy.

Required Votes

         The presence at the Annual Meeting, in person or by proxy, of a majority of issued and outstanding shares of common stock on April 9, 1999, is required for a quorum to conduct business. Stockholders may approve the proposals described in this Proxy Statement as follows:

         o The Company will elect three directors at the Annual Meeting by a plurality of the shares of common stock represented at the Annual Meeting, which means that the three nominees receiving the greatest number of votes will be elected;

         o The affirmative vote by holders of a majority of the shares present at the Annual Meeting and entitled to vote is required for the approval of the Company's 1999 Incentive Stock Option Plan, for the approval of the issuance of more than 2,046,932 shares of common stock upon conversion of the series B convertible preferred stock and for the ratification of BDO Seidman, LLP as the Company's independent public accountants;

         o The affirmative vote by holders of a majority of the outstanding shares of common stock is required to approve the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock to 50 million shares.

         Shares represented by proxies that are marked "abstain" with respect to all matters other than the election of directors and proxies that are marked to deny discretionary authority on all other matters will only be counted for the purpose of determining the presence of a quorum. Votes withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals. Abstentions and broker non-votes, however, will have the effect of negative votes on the proposal to amend the Company's Certificate of Incorporation.

Stockholders' List

         A list of stockholders entitled to vote at the Annual Meeting will be available at the Company's office, 15 Kimball Avenue, Yonkers, New York, during business hours, for ten days before the Annual Meeting for examination by any stockholder. The list of stockholders will also be available at the Annual Meeting.

                    ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

PROPOSAL 1.       ELECTION OF THREE DIRECTORS

         The Company's Board of Directors currently consists of six directors. Three Class I directors were elected at the 1998 Annual Meeting of Stockholders to serve for a two-year term until the 2000 Annual Meeting and two Class II Directors were elected for a one-year term expiring at the 1999 Annual Meeting. In accordance with the Company's by-laws, the Board of Directors appointed Walter W. Williams as a Class II Director on January 11, 1998. The Board of Directors has nominated Mr. Williams and Dr. Bert D. Gaster and Richard Gotterer, both incumbent Class II Directors, for re-election. Each Class II Director will serve until the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

         The persons named in the accompanying proxy card will vote for the election of the nominees for director, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement.

         The following table sets forth information concerning the nominees and their current positions with the Company.

Name                    Age       Position with the Company     Director Since
----                    ---       -------------------------     --------------

Bert D. Gaster          71        Director                            1992

Richard A. Gotterer     35        Director                            1992

Walter W. Williams      64        Director                            1999


Biographical Information about Nominees

         Bert D. Gaster, D.D.S., M.S.D., has been a director of the Company since November 1992 and has been a tenured Associate Professor at New York University's College of Dentistry since 1984. Dr. Gaster has held various faculty positions with New York University's College of Dentistry since 1970, including that of Senior Module Clinical Director for 18 years and a director of the Student Faculty Planning Committee. Dr. Gaster is a past president of the American College of Prosthodontics, New York section, has served on the Budget Policy Development Committee and currently is President of the New York University Dental Alumni Association. Dr. Gaster is currently an attending Prosthodontist with three hospitals in the New York metropolitan area.

         Richard A. Gotterer has been a director of the Company since November 1992 and has been a portfolio manager of fixed income securities at Schroder Capital Management Inc., since September 1993. Mr. Gotterer was a private investor from June 1990 through August 1993. Mr. Gotterer was the Vice President of Finance and Chief Financial Officer of Channel America LPTV Holdings, Inc., an entertainment company, from February 1988 to May 1990. He was a financial analyst with Oppenheimer & Co., Inc., an investment banking firm, from October 1985 to October 1987.

         Walter W. Williams has been a self-employed consultant since 1991. Mr. Williams was previously employed by Rubbermaid Inc. in various capacities from 1987 until 1991, including Chairman and Chief Executive Officer. From 1956 to 1987 he was employed by General Electric Company in various capacities. Mr. Williams is a member of the Board of Directors of the Stanley Works, Corrpro Companies, Inc. and Paxar Corporation.

         The terms of the following three Class I Directors do not expire until the 2000 Annual Meeting, and accordingly, they are not standing for re-election at this Annual Meeting. All of the following directors are incumbents who were previously elected by the stockholders.

Name               Age       Position with the Company           Director Since
----               ---       -------------------------           --------------

Steven R. Fox      45        Chairman of the Board, Chief           1992
                             Executive Officer and Director

S.N. Bhasker       76        Director                               1994

Eric Horodas       45        Director                               1992

Biographical Information about Directors

         Steven R. Fox, D.D.S., F.I.C.D., F.A.C.D., is the founder of the Company, and has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since June 1992. Dr. Fox served as the Company's President from June 1992 through December 1995 and as its Treasurer from June 1992 through August 1996. Dr. Fox is a member of the faculty of the Harvard School of Dental Medicine. Dr. Fox practiced dentistry from July 1978 until November 1997. He is currently retired from the practice of dentistry. Dr. Fox was an Assistant Clinical Professor at New York University's College of Dentistry from 1979 to 1987. Dr. Fox has been active in various professional organizations, including the International Dental Research Society, the American Dental Association and the Ethics Committee of the Ninth District Dental Society.

         S.N. Bhaskar, D.D.S., M.S., Ph.D., Major General U.S. Army (Ret.), has been a director of the Company since August 1994 and the Chairman of the Company's Scientific Advisory Board since August 1992. Since 1980, Dr. Bhaskar has been in a private dental practice in Monterey and Salinas, California. From January 1955 to November 1978, Dr. Bhaskar served in the United States Army and was a Major General and Chief of the Dental Corps. He is an Honorary Fellow of the Academy of General Dentistry, a Diplomat to the American Board of Oral Medicine and the American Board of Oral Pathology, and a member of the Dental Research Advisory Committee to the United States Army. Dr. Bhaskar is a former Vice Chairman of Atrix Laboratories, Inc. and a consultant to the Board of Directors at Vipont, Inc., a publicly-traded company engaged in the development and marketing of oral care products.

         Eric D. Horodas has been a director of the Company since November 1992. Mr. Horodas has been President of Markev Realty Corporation since 1994 and Vice President and Secretary of Baco Realty Corporation since June 1995, both of which are actively engaged in originating, managing and servicing commercial real estate and mortgage investments. He has formerly acted as a consultant to various insurance regulators and insurance industry members in connection with the restructuring and rehabilitation of financially troubled insurance companies from November 1993 through May 1995. Mr. Horodas was a founding partner and member of the Management Committee of the law firm of Rubinstein & Perry from February 1988 until October 1993.

 INFORMATION ABOUT THE BOARD OF DIRECTORS, COMMITTEES OF THE BOARD, AND EXECUTIVE OFFICERS

Meetings of the Board of Directors and Information Regarding Committees

         The Board of Directors held five meetings in 1998. All directors attended at least 75% of the total number of Board meetings and of the meetings of Committees on which each director served.

         The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee.

         The Audit Committee is composed of Mr. Gotterer (Chairman) and Dr. Bhaskar. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company, and reviewing the effectiveness of procedures intended to prevent violations of law and regulation. The Audit Committee held two meetings in 1998.

         The Compensation Committee is composed of Mr. Horodas (Chairman) and Dr. Gaster. The duties of this Committee include recommending to the Board remuneration for officers of the Company, determining the number and issuance of options pursuant to the Company's stock option plans and recommending the establishment of and monitoring compensation programs for all executives of the Company. The Compensation Committee held two meetings in 1998.

Compensation of Directors

         Each non-employee member of the Board of Directors presently receives $500 plus reimbursement of expenses for each Board meeting attended and an annual grant of options to purchase 5,000 shares of Common Stock. Each member of the Audit Committee and the Compensation Committee receives $250 for each Committee meeting attended together with reimbursement of expenses. Board members have the right to waive their directors' fees and accept additional options having an equivalent value.

Executive Officers

         In addition to Dr. Fox, the following individuals serve as the Company's executive officers:

         Kim D. Hardingham, age 48, has been the President and Chief Operating Officer since February 1999. From May 1996 to February 1999, Mr. Hardingham was founder and proprietor of Princeton Dental Products, a consulting firm specializing in the selling and marketing of tooth cleaning products. He was General Manager, Personal Care Products and Managing Director of International Consumer Products at Church & Dwight Co., Inc., a consumer products company, from August 1994 to May 1996. Prior to that time, he was President of Church & Dwight Ltd. (Canada) from August 1992 to August 1994.

         Norman Usen, age 57, has been the Vice President-Product Development and Secretary since May 1995. Mr. Usen had been the Vice President-Research and Development, Vice President-Product Development and Secretary from July 1993 through May 1995. Mr. Usen specializes in consumer product development and has over thirty years' experience in product development, contract manufacturing and consumer research. He had substantial responsibility for the development of Arm & Hammer Toothpaste and Toothpowder for Church & Dwight. From 1992 to April 1995, Mr. Usen was the President and sole stockholder of Nu-Products, Inc., an independent consultant. From August 1993 through April 1995, Nu-Products was retained by the Company as a consultant on a part-time basis to coordinate product development.

         Anthony E. Winston, age 54, has been the Vice President-Technology and Clinical Research since January 1995. Mr. Winston has over 25 years of technology development and clinical research experience most recently as Technical Director for Church & Dwight, where he was responsible for technology development, clinical research, ADA and FDA technical issues, claim substantiation and patent protection for Arm & Hammer's baking soda toothpastes, including Peroxy Care. Mr. Winston was employed at Church & Dwight from 1970 to 1995. Mr. Winston is the holder or co-holder of more than 60 United States patents, of which 16 are for toothpaste products, with several additional oral care patents pending.

         Edwin Diaz, age 36, has been the Chief Financial Officer, Vice President-Finance and Treasurer since August 1996. Prior to joining the Company, Mr. Diaz was the Corporate Controller of NYCOR, Inc., a manufacturer of devices used in heating and cooling systems, from September 1994 to August 1996. He was the Controller of Lancer Industries, Inc., a company specializing in the acquisition of distressed and under-performing companies, from 1990 until August 1994. Mr. Diaz was also employed by the Alfieri Organization, a real estate development company, and by the accounting firm of Arthur Young & Company. Mr. Diaz is a certified public accountant.

         Tae Andrews, age 36, has been the Vice President of Marketing since April 1998. Prior to that time he was the Director of Marketing for the Company from January 1997 to April 1998. He was the Senior Product Manager at Kraft Foods from July 1994 to January 1997 and before that he was the Product Manager for Carter Products from July 1993 to June 1994.

         Thomas J. Duncan, age 51, has been the Vice President-Operations since May 1997. Beginning in November 1996, Mr. Duncan served as Director of Manufacturing. Mr. Duncan has over 20 years' experience in manufacturing and engineering at consumer product companies. Mr. Duncan was a project Manager in Corporate Engineering at Church & Dwight from 1982 through 1995. Mr. Duncan was a Division Engineer at Boyle-Midway Division of American Home products from May 1978 through October 1981.

         Louis M. Machin, age 43, has been Vice President-Sales since July 1998. Prior to that time he was the Vice President of Sales for GOJO Industries of Akron, Ohio from April 1996 to April 1998. From July 1987 to April 1996 he worked as a the National Business Manager for Ciba Consumer Pharmaceuticals.

Compliance with Section 16(a) of the Exchange Act

         Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's Directors and executive officers and beneficial owners of more than 10% of the Company's Common Stock are required to file reports with the SEC and the Company, within specified time periods, indicating their holdings of and transactions in the common stock and derivative securities. Based solely on a review of reports provided to the Company and written representations from persons required to file regarding the necessity to file such reports, the Company is not aware of any failures to file reports or report transactions in a timely manner during the Company's fiscal year ended December 31, 1998, except that Mr. Usen and Mr. Horodas each failed to file a timely report of a purchase of common stock.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes the compensation paid by the Company to its Chief Executive Officer and its four most highly compensated executive officers for the year ended December 31, 1998, and for the two immediately preceding years if they served as executive officers. The terms of the Company's employment agreements with Dr. Fox and Messrs. Winston, Usen and Diaz are described under Employment and Termination of Employment Agreements and Change in Control Arrangements, below. Each of the five individuals listed below is sometimes referred to in this Proxy Statement as a "Named Executive."

                                                        Annual Compensation            Long-Term Compensation
                                                        -------------------            ----------------------
                                                                                               Securities Underlying
Name and Principal Position                 Year           Salary ($)        Bonus ($)              Options (#)
---------------------------                 ----           ----------        ---------              -----------
Steven R. Fox                               1998           $267,500          $100,000                 192,750
         Chairman of the Board and          1997           $250,000          $100,000                 150,000
         Chief Executive Officer            1996           $175,000          $ 75,000                  50,000

D. Brooks Cole (1)                          1998           $185,500          $ 13,913                  65,000
         President and Chief                1997           $175,000          $ 26,250                  22,000
         Operating Officer                  1996           $150,000          $ 22,500                  50,000

Anthony E. Winston                          1998           $151,000          $ 11,325                  38,000
         Vice President-Technology and      1997           $143,000          $ 21,450                  13,000
         Clinical Research                  1996           $135,000          $ 20,250                       -

Norman Usen                                 1998           $147,700          $ 11,078                  38,000
         Vice President-Product             1997           $129,600          $  9,375                  13,000
         Development                        1996           $115,000          $ 17,000                       -

Edwin Diaz (2)                              1998           $112,700          $  8,453                  38,000
         Vice President-Finance,            1997           $ 92,750          $ 14,700                  25,000
         Treasurer and Chief Financial      1996           $ 37,083          $  6,675                  25,000
         Officer


----------------------
(1) Mr. Cole resigned as the Company's President and Chief Operating Officer effective January 31, 1999.
(2) Mr. Diaz was appointed Vice President-Finance, Treasurer and Chief Financial Officer effective August 1, 1996.

Option Grants in Last Fiscal Year

          The following table shows the individual grants of stock options made during the fiscal year ended December 31, 1998 to each of the Named Executives. Except for 192,750 options granted to Dr. Fox, all options were granted on December 17, 1998, vest 25% per year beginning on December 17,1999, and have an exercise price equal to the fair market value of the Company's common stock on the date of grant. The Company granted Dr. Fox 100,000 options that vested immediately, 82,580 options that vest 23,187 per year over three years and 13,019 in the fourth year, and 10,170 options that were ISO's that have an exercise price of 110% of the fair market value on the date of grant. The Company granted a total of 558,000 options to all employees in the fiscal year ended December 31, 1998.


                                                      Percent of Total
                            Number of Securities     Options Granted to
                              Underlying Options          Employees in       Exercise or Base        Expiration
          Name                 Granted (#)(1)           Fiscal Year(2)        Price ($/Sh)             Date
          ----                 --------------           --------------        -------------           -------
Steven R. Fox                     182,580                  32.7%                 $ 8.938              12/16/08
                                   10,170                   1.8%                 $ 9.832              12/16/03
D. Brooks Cole                     65,000 (1)              11.6%                 $ 8.938              12/16/08
Anthony E. Winston                 38,000                   6.8%                 $ 8.938              12/16/08
Norman Usen                        38,000                   6.8%                 $ 8.938              12/16/08
Edwin Diaz                         38,000                   6.8%                 $ 8.938              12/16/08

----------

(1) All options granted to Mr. Cole expired on January 31, 1999 in connection with the termination of his employment as President and Chief Operating Officer.

         Stock options granted under the Company's 1993 Employee Stock Option Plan and 1997 Incentive Stock Option Plan are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986. Under the terms of the 1993 Plan and the 1997 Plan, ISO's may be granted to officers and other key employees of the Company for a maximum term of 10 years. The price per share of an ISO may not be less than the fair market value of the Company's shares on the date of grant. However, ISO's granted to persons owning more than 10% of the Company's Common Stock may not have a term of more than five years and may not have an option price less than 110% of the fair market value per share of the Company's shares on the date of grant. The total exercise price of all ISO's first exercisable in any year cannot exceed $100,000. Any options granted in excess of the $100,000 limitation would not qualify as ISO's under the Internal Revenue Code.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

         The following table shows the number and value of options that each Named Executive held at December 31, 1998. No Named Executive exercised options in 1998. At December 31, 1998, the market price of the Company's Common Stock as $5.812 per share.

                       Number of Securities Underlying         Value of Unexercised In-The-
                      Unexercised Options at FY-End (#)         Money Options at FY-End ($)
Name                     Exercisable / Unexercisable            Exercisable / Unexercisable
----                     ---------------------------            ---------------------------
Steven R. Fox                 612,500 / 230,250                        1,265,400 / 0
D. Brooks Cole                108,000 / 106,500 (1)                      217,930 / 0
Anthony E. Winston            163,250 /  47,750                          690,420 / 0
Norman Usen                   179,072 /  47,750                          494,243 / 0
Edwin Diaz                     31,250 /  56,750                                0 / 0


----------
(1) All of Mr. Cole's unexercisable options terminated on January 31, 1999, in connection with the termination of his employment.

Employment Contracts and Termination of Employment and Change of Control Arrangements

         Steven R. Fox Employment Agreement. The Company entered into a five-year employment agreement with Dr. Steven R. Fox, which began on January 1, 1999, upon expiration of his previous employment agreement. The Company has agreed to employ Dr. Fox as Chairman and Chief Executive Officer, and he has agreed to devote his full time, attention and efforts to performing his duties for the Company in those capacities. Dr. Fox's salary under the agreement will be $350,000 for 1999 and will increase by a minimum of 10% in each subsequent year. Dr. Fox will also be entitled to receive 50% of all amounts allocated to the Company's Incentive Compensation Plan for officers, which is described below. If there is a change in control of the Company that both Dr. Fox and a majority of the Company's Board oppose and Dr. Fox terminates his employment, he will be entitled to receive a lump-sum payment of 2.9 times the sum of his base annual salary at that time plus any amounts due to him under the Company's Incentive Compensation Plan. If there is a change in control of the Company that Dr. Fox opposes, but a majority of the Board does not oppose, and Dr. Fox terminates his employment, he will be entitled to receive a lump-sum payment of
2.5 times the sum of his base annual salary at that time plus any amounts due to him under the Company's Incentive Compensation Plan. A payment on a change of control may not exceed the maximum payment permitted by Section 280G of the Internal Revenue Code. On signing the agreement, the Company granted Dr. Fox 10-year options to purchase 100,000 shares of the Company's common stock exercisable immediately at $8.938 per share.

          Norman Usen Employment Agreement. The Company entered into a three-year employment agreement with Norman Usen, which began on May 1, 1995, and was extended in 1997 to June 30, 1999. The Company has agreed to employ Mr. Usen as Vice President-Development, and he has agreed to devote his full time, attention and efforts to performing his duties for the Company in that capacity. Mr. Usen's annual salary is $156,500 for 1999. Mr. Usen will also be entitled to receive 12.5% of all amounts allocated to the Company's Incentive Compensation Plan. If the Company terminates Mr. Usen's employment without cause prior to the expiration of the term of the agreement, it will be required to pay him his salary and benefits until the end of the term. On signing the agreement in 1995, the Company granted Mr. Usen seven-year options to purchase 90,000 shares of common stock exercisable immediately at $1.33 per share.

         Anthony Winston Employment Agreement. The Company entered into a two-year employment agreement with Anthony Winston, which began on January 17, 1995, and was extended in 1997 to January 17, 2000. The Company has agreed to employ Mr. Winston as Vice President-Technology and Clinical Research, and he has agreed to devote his full time, attention and efforts to performing his duties for the Company in those capacities. Mr. Winston's annual salary under the agreement will be $160,000 until January, 2000. Mr. Winston will also be entitled to receive 10% of all amounts allocated to the Company's Incentive Compensation Plan. If the Company terminates Mr. Winston's employment without cause prior to the expiration of the term of the agreement, it will be required to pay him his salary and benefits until the end of the term. On signing the agreement in 1995, the Company granted Mr. Winston ten-year options to purchase 150,000 shares of common stock exercisable immediately at $1.33 per share.

         Edwin Diaz Employment Agreement. The Company entered into an employment agreement with Edwin Diaz effective July 29, 1996. The Company has agreed to employ Mr. Diaz as Vice President-Finance, Treasurer and Chief Financial Officer, and he has agreed to devote his full time, attention and efforts to performing his duties for the Company in that capacity. Mr. Diaz's annual salary under the agreement will be $133,000 in 1999. Mr. Diaz will also be entitled to receive not less than 5% of all amounts allocated to the Company's Incentive Compensation Plan. Mr. Diaz and the Company may each terminate the agreement without cause at any time. If the Company terminates Mr. Diaz's employment without cause, it will be required to pay him his salary and benefits for six months after termination. If the Company or Mr. Diaz terminates the agreement after a change of control, the Company will be required to pay Mr. Diaz's salary and benefits for one year. On signing the agreement, the Company granted Mr. Diaz five-year options to purchase 25,000 shares of common stock exercisable at $7.00 per share.

Employee Benefits Plans

         1993 Stock Option Plan

         In July 1993, the Board of Directors adopted the Enamelon, Inc. 1993 Stock Option Plan, which the Company's stockholders approved in September 1993. The 1993 Plan provides for the grant to qualified employees of the Company, including officers and directors, of options to purchase common stock. A total of 1,500,000 shares were reserved for issuance upon exercise of stock options granted under the 1993 Plan. The 1993 Plan is administered by the Board of Directors or a committee of the Board of Directors (either, the "Committee") whose members are not entitled to receive options under the 1993 Plan (excluding options granted exclusively for directors' fees). The Committee has complete discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the 1993 Plan. The Committee may grant "incentive stock options" or "non-qualified stock options" under the Internal Revenue Code. The exercise price of both ISO's and NQSO's granted may not be less than 100% of the fair market value of the common stock as of the date of grant, except that ISO's granted to an employee who owns more than 10% of the outstanding common stock must have an exercise price of not less than 110% of the fair market value of common stock on the date of grant. Options may not have a term of more than 10 years, except that ISO's granted to any employee who owns more than 10% of the outstanding common stock may not have a term of more than five years. Options granted under the 1993 Plan are not transferable and may be exercised only by the grantees during their lifetimes or by their heirs, executors or administrators in the event of death. Under the 1993 Plan, shares that are the subject of canceled or terminated options are reserved for subsequently granted options. The number of options outstanding and their exercise price will be adjusted on transactions such as mergers, recapitalizations, stock splits or stock dividends.

         1997 Incentive Stock Option Plan

         In March 1997, the Board of Directors adopted the Enamelon, Inc. 1997 Incentive Stock Option Plan, which was approved by the Company's stockholders in May 1997. The 1997 Plan provides for the grant to qualified employees of the Company, including officers and directors, of options to purchase shares of common stock. A total of 750,000 shares were reserved for issuance upon exercise of stock options granted under the 1997 Plan. The 1997 Plan is also administered by the Committee, whose members are not entitled to receive options under the 1997 Plan (excluding options granted exclusively for directors' fees). The Committee has complete discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the 1997 Plan. The Committee may grant both ISO's and NQSO's under the 1997 Plan. The exercise price of ISO's granted may not be less than 100% of the fair market value of the common stock as of the date of grant, except that ISO's granted to an employee who owns more than 10% of the outstanding common stock must have an exercise price of not less than 110% of the fair market value of common stock on the date of grant. Options may not be exercised more than 10 years after the grant, except that ISO's granted to any employee who owns more than 10% of the outstanding common stock may not have a term of more than five years. ISO's granted under the 1997 Plan are not transferable and may be exercised only by the respective grantees during their lifetimes or by their heirs, executors or administrators in the event of death. Under the 1997 Plan, shares that are the subject of canceled or terminated options are reserved for subsequently granted options. The number of options outstanding and their exercise price are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

         Outstanding and Available Options

         As of March 18, 1999, the Company had granted options under the 1993 Plan and the 1997 Plan to purchase a total of 2,211,485 shares of common stock, net of terminations, at prices ranging between $1.33 and $17.50 per share. Participants in the Company's existing Stock Option Plans had exercised 369,965 options, and a total of 1,841,520 options were outstanding. The Company had 38,515 options available for grant under the existing Stock Option Plans.

Incentive Compensation Plan

         In 1996, the Company established a five-year incentive compensation program to award officers and key employees for their efforts on behalf of the Company as measured by yearly increases in the net income (before income taxes and extraordinary items) generated by the Company. The program provides for incentive compensation utilizing an objective formula based upon guidelines in accordance with the Company's goals. The Company will establish a yearly bonus pool for 1999 equal to five percent of its net income before income taxes, including the amount provided for by the incentive compensation plan and extraordinary items ("ICP Income"), to be distributed to officers and key employees. For the subsequent two fiscal years, such bonus pool will only be established in the event the Company's ICP Income equals or exceeds by at least 5% the Company's ICP Income for the prior fiscal year. Amounts remaining in the yearly bonus pool that are not distributed do not carry over into the subsequent year's pool. The maximum amount an executive or key employee may receive from the bonus pool is limited to two times such person's salary.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows how many shares of common stock was beneficially owned, as of March 18, 1999, by (1) each person known by the Company to be the owner or more than 5% of the outstanding shares of common stock, (2) each director, (3) the Chief Executive Officer and each other Named Executive and (4) all directors and executive officers as a group. In general, "beneficial ownership" includes those shares a person has the power to vote or the power to transfer, as well as stock options and other rights to acquire common stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The calculation of the percentage owned was based on 10,285,253 shares outstanding on March 18, 1999. The address of each of the directors and executive officers listed below is c/o Enamelon, Inc., 15 Kimball Avenue, Yonkers, New York 10704.

                                                                     Amount and
                                                                     Nature of            Percentage of
         Name and Address                                            Beneficial        Outstanding Shares
         of Beneficial Owners                                        Ownership               Owned
         --------------------                                        ---------         ------------------
         Dr. Steven R. Fox ..............................            3,114,240(1)             28.6%
         Mr. D. Brooks Cole .............................               46,600(2)                 *
         Mr. Anthony E. Winston .........................              163,250(3)              1.6%
         Mr. Norman Usen ................................              180,512(4)              1.7%
         Mr. Edwin Diaz .................................               31,250(5)                 *
         Dr. Bert Gaster ................................               22,253(6)                 *
         Mr. Richard Gotterer ...........................               87,512(7)                 *
         Mr. Eric Horodas ...............................              100,811(8)              1.0%
         Dr. S.N. Bhaskar ...............................               67,256(9)                 *
         Mr. Walter Williams ............................              40,000(10)                 *
         All directors and executive officers as a group
            (13 persons) ................................           3,891,243(11)             34.1%

----------
*        Represents less than 1% of the outstanding Common Stock of the Company.

(1) Includes 36,348 shares held in trust for the benefit of Dr. Fox's minor children. Also includes 612,500 shares issuable upon exercise of currently exercisable stock options, but does not include options to purchase 230,250 shares that have not vested. Shares owned directly by Dr. Fox are owned jointly with his wife.

(2) Mr. Cole resigned as President and Chief Operating Officer effective January 31, 1999.

(3) Represents 163,250 shares issuable upon exercise of currently exercisable stock options, but does not include options to purchase 47,750 shares that have not vested.

(4) Includes 179,012 shares issuable upon exercise of currently exercisable stock options, but does not include 47,750 shares that have not vested.

(5) Represents 31,250 shares issuable upon exercise of currently exercisable stock options, but does not include options to purchase 56,750 shares that have not vested.

(6) Includes 12,000 shares issuable upon exercise of currently exercisable stock options.

(7) Includes 12,000 shares issuable upon exercise of currently exercisable stock options.

(8) Includes 12,000 shares issuable upon exercise of currently exercisable stock options and 50 shares owned by Mr. Horodas as custodian for his son, as to which he disclaims beneficial ownership.

(9) Includes 8,500 shares issuable upon exercise of currently exercisable stock options.

(10) Includes 30,000 shares issuable upon exercise of currently exercisable stock options.

(11) Includes 1,125,720 shares issuable upon exercise of currently exercisable stock options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has subleased its office facilities without a written agreement, since December 1, 1992, from Dr. Steven R. Fox, the Chairman of the Board, at a rent of $600 per month. Commencing January 1, 1999 for a period of one year, the Company entered into a lease with a relative of Dr. Fox for additional office facilities at a rent of $2,500 per month.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1.

PROPOSAL 2. AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE
         THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED FROM 30,000,000 SHARES TO 50,000,000 SHARES.

         The Board of Directors has approved an amendment to the Company's Certificate of Incorporation to authorize the Company to issue up to 50,000,000 shares of common stock. The text of the proposed amendment is annexed as Exhibit A.

         The Company is presently authorized to issue 30,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.01 per share. As of March 18, 1999, 10,285,253 shares of common stock were issued and outstanding, and approximately 1,880,095 shares of common stock were reserved for issuance under the existing Stock Option Plans. If Proposal 4 is approved, 500,000 additional shares of common stock will also be reserved for issuance under the Company's 1999 Incentive Stock Option Plan. In addition, approximately 753,508 shares of Common Stock are reserved for issuance upon the exercise of currently exercisable warrants, and 1,777,768 shares of common stock are reserved for issuance on conversion of the Company's series B convertible preferred stock. Under the terms of the series B preferred stock, the Company could be required to issue more than 1,777,768 shares of common stock.

         The increased capitalization to be authorized would provide needed flexibility for future financial and capital requirements so that the Company could take proper advantage of propitious market conditions and possible business acquisitions. Shares of common stock would also be available to the Company for stock dividends or splits should the Board of Directors decide that it would be desirable, in light of market conditions then prevailing, to broaden the public ownership of, and to enhance the market for, the shares of the Company's common stock. The additional shares would be available for issuance for these and other purposes, subject to Delaware law and Nasdaq rules, at the discretion of the Company's Board of Directors without, in most cases, the delays and expenses attendant to obtaining further stockholder approval. To the extent required by Delaware law or Nasdaq rules the Company will solicit stockholder approval in the event shares of stock are to be issued in connection with a merger.

         Although the Company's Board of Directors does not consider the proposed amendment to the Company's Certificate of Incorporation to be an antitakeover proposal, the ability to issue additional shares of common stock could also be used to discourage hostile takeover attempts of the Company. Among other things, the additional shares could be privately placed, thereby diluting the stock ownership of persons seeking to obtain control of the Company, or the Board could implement a stockholders' rights plan that would provide for the issuance of additional shares of common stock in the event of certain purchases not approved by the Board of Directors.

         The Board of Directors has no current plans to issue any of the additional shares of Common Stock to be authorized under the proposed amendment to its Certificate of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

PROPOSAL 3. APPROVAL OF THE ISSUANCE OF MORE THAN 2,046,932 SHARES OF
         COMMON STOCK UPON CONVERSION OF THE COMPANY'S SERIES B
         CONVERTIBLE PREFERRED STOCK.

Terms of the Series B Convertible Preferred Stock

         On December 18, 1998, the Company sold 500 shares of its series B convertible preferred stock, $.01 par value, to three purchasers for an aggregate purchase price of $5,000,000. Each share of series B convertible preferred stock has a stated value of $10,000, plus an accrual amount equal to 6% per annum, payable on conversion in cash or common stock at the Company's option. The number of shares of common stock that each preferred stockholder can acquire on conversion of its series B convertible preferred stock will vary with changes in the market price of the common stock. The series B convertible preferred stock is convertible at a Conversion Price equal to the lower of the Variable Price of the common stock on the date of conversion or the Base Price. The Variable Price is equal to the average of the five lowest closing sale prices of the common stock in the 40 trading days immediately preceding the conversion. The Base Price is $7.19, which is 120% of the average of the closing prices of the common stock on the last five trading days of February 1999. Both the Variable Price and the Base Price will be reduced if the Company does not comply with certain obligations in the Certificate of Designations establishing the series B convertible preferred stock. The number of shares of common stock issuable on conversion of each share of series B convertible preferred stock is equal to the sum of $10,000 plus an accrual amount equal to 6% per annum divided by the Conversion Price. The preferred stockholders are required to convert their shares of series B convertible preferred stock by December 18, 2001.

Shares Issuable on Conversion

         On March 18, 1999, the Variable Price was $4.581. Since the Conversion Price was lower than the Base Price, the Variable Price would have been the Conversion Price. The 6% accrual amount on that date would have been $147.95 per share for the 90 days that the series B convertible preferred stock was outstanding. Therefore, if a holder of series B convertible preferred stock had converted on that date, it would have received approximately 2,215 shares of common stock for each share of series B convertible preferred stock, determined by dividing $10,147.95 by $4.581. If holders of all shares of series B convertible preferred stock had converted on that date, the Company would have issued approximately 1,107,836 shares of common stock.

         The minimum number of shares of common stock issuable on conversion of each share of series B convertible preferred stock at the Base Price is approximately 1,391 shares, plus approximately 0.2286 shares for each day that the series B convertible preferred stock is outstanding. If holders of all shares of the series B convertible preferred stock had converted on March 18, 1999 at the Base Price, the Company would have issued a total of approximately 705,699 shares of common stock. Although the Base Price is the maximum Conversion Price, there is no minimum Conversion Price. Consequently, the lower the market price of the common stock, the greater number of shares the Company will be required to issue on conversion of the series B convertible preferred stock.

         The conversion of the series B convertible preferred stock, including conversion at a discount to the prevailing market price, and the immediate public resale of the shares of common stock acquired on conversion may depress the market price of the common stock. It will also dilute existing holders of the common stock.

Limitations on Conversion

         In general, a preferred stockholder may not convert if, after giving effect to the conversion, it and its affiliates would own more than 4.99% of the issued and outstanding common stock. Any preferred stockholder could, however, sell shares to reduce its beneficial ownership, which would permit it to convert additional shares of series B convertible preferred stock without violating the 4.99% limitation. As required by its agreement with the preferred stockholders, the Company has filed a registration statement that will permit the preferred stockholders to sell their common stock publicly upon conversion. As of March 18, 1999, no preferred stockholder group could convert into more than 540,189 shares of common stock without first selling shares.

         A preferred stockholder may also not convert if, after conversion, it and its affiliates have acquired on conversion 10% of the Company's issued and outstanding common stock during any 60-day period after giving effect to the conversion. As of March 18, 1999, no preferred stockholder group could convert into more than 1,142,805 shares of common stock during any 60-day period.

         The Company also has the right to notify the preferred stockholders that it will redeem the series B preferred stock for 105% of the sum of the $10,000 stated value plus the 6% accrual amount if the preferred stockholders convert when the closing bid price of the Company's common stock is less than approximately $6.48. To exercise this right, the Company is required to have sufficient cash on hand or immediately available credit to pay the required amount.

         The Company is also not required to issue shares of common stock on conversion of the series B convertible preferred stock if, after the issuance, the total number of shares of common stock issued on conversion would equal or exceed 2,047,596 shares without violating Nasdaq rules. In general, Nasdaq rules require the Company to obtain stockholder approval for the issuance of securities involving the sale of 20% or more if its common stock other than a sale for cash in a public offering. The Company has agreed with the preferred stockholders to seek that approval at this Annual Meeting.

Consequences of Failure to Approve Proposal 3

         The Company's failure to obtain stockholder approval will have no effect if it is required to issue less than a total of 2,047,596 shares on conversion of all shares of series B convertible preferred stock. Whether the Company will be required to issue a greater number will depend on the Variable Price at the time of conversion. For example, if the preferred stockholders were to convert all of their shares on June 18, 1999, the amount to be converted would be the $5,000,000 stated value plus $150,000 as the 6% accrual amount. Therefore, the Variable Price would have to be less than $2.515 before the Company would have to issue more than 2,047,596 shares.

         If the Company does not obtain Stockholder approval to issue more than 2,047,596 shares of its common stock, the preferred stockholders would still have the right to receive 2,047,596 shares of common stock on conversion. However, the preferred stockholders can, among other things, require the Company to pay them in cash for each share that cannot be converted into common stock as a result of the limitation the greater of (1) $12,500 plus the 6% accrual amount or (2) the closing bid price of the common stock on the date of conversion multiplied by the shares of common stock that would have been issued but for the limitation. The Company's ability to make those cash payments will depend on its available cash resources at the time of conversion. The payment of such amounts may adversely affect the liquidity and financial condition of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 3.

PROPOSAL 4. APPROVAL BY STOCKHOLDERS OF THE COMPANY'S 1999 INCENTIVE STOCK
            OPTION PLAN

         The Board of Directors has adopted, subject to the approval of stockholders, the Company's 1999 Incentive Stock Option Plan, which authorizes the grant of options to purchase 500,000 shares of common stock.

General

         The Board of Directors has deemed it in the best interest of the Company to establish the 1999 Plan to provide employees and other persons involved in the continuing development and success of the Company an opportunity to acquire a proprietary interest in the Company by means of grants of options to purchase common stock. Persons eligible to receive grants of options under the 1999 Plan are referred to below as "Participants." The Plan supplements the Company's existing Stock Option Plans. It is the opinion of the Board of Directors that by rewarding the Company's employees and other individuals contributing to the Company with the opportunity to acquire an equity investment in the Company, the Stock Option Plans will maintain and strengthen their desire to remain with the Company, stimulate their efforts on the Company's behalf, and also attract other qualified personnel to provide services on behalf of the Company.

         The following description summarizes some of the provisions of the 1999 Plan. Interested persons should refer to the full text of the 1999 Plan for more detail. Copies of the 1999 Plan are available for examination on the SEC's web site at www.sec.gov and at the Company's principal office, 15 Kimball Avenue, Yonkers, New York 10704.

         The 1999 Plan allows the Company to grant incentive stock options, as defined in Section 422(b) of the Internal Revenue Code of 1986, Non-Qualified Stock Options not intended to qualify under Section 422(b) of the Code, and Stock Appreciation Rights. ISO's, NQSO's, and SAR's are collectively referred to below as "Options". The 1999 Plan is not subject to ERISA.

Eligibility for Participation

         The Company may grant ISO's separately or in tandem with SAR's to employees of the Company, including officers, but excluding directors who are not employees of the Company. The Company may grant NQSO's separately or in tandem with SAR's to employees of the Company, officers, directors, independent contractors, consultants and other individuals who are not employees, but are involved in the continuing development and success of the Company. In general, the total exercise price of all ISO's granted to an employee who is not a 10% Owner under all of the Company's Stock Option Plans may not exceed $100,000 in the year in which they vest. Any Options granted in excess of the $100,000 limitation would be NQSO's. Furthermore, the Company may not grant more than 100,000 Options to a Participant in any calendar year. The Company presently has 48 employees (including one director-employee), and five outside directors who are eligible for grants of one or more types of Options under the 1999 Plan. The Company cannot presently determine the number of non-employees who may be entitled to NQSO's under the Plan.

Administration

         The 1999 Plan may be administered by the Board of Directors, by the Board's Compensation Committee, or by another Board Committee of composed solely of at least two "outside directors" (as defined under Section 162(m) of the Code). The Compensation Committee administers the existing Stock Option Plans and is expected to administer the 1999 Plan as well. The administrator of the 1999 Plan is referred to below as the "Committee." The Committee has the authority to make the following determinations:

         o        the persons who will receive Option grants;
         o whether the Options are ISO's or NQSO's and whether they are granted in tandem with SAR's;
         o        how participants may exercise their Options;
         o        how participants may pay the exercise price;

         o        the number of Options granted.

Terms of Options

         The Committee will determine the terms of Options granted under the 1999 Plan as long as the terms are not inconsistent with the limitations of the 1999 Plan. The terms will be subject to the conditions described below.

         Term of Option. No Option may have a term of more than ten years from the date of grant. In the case of ISO's granted to employees who also directly or indirectly own more than 10% of the Company's common stock ("10% Owners"), an Option may not have a term of more than five years.

         Vesting. In general, Options must vest over a period of not longer than five years and at a rate of not less than 20% per year. The Committee may also grant Options that vest on the Participant's or the Company's attainment of specified performance goals.

         Exercise Price. The exercise price of NQSO's may not be less than 85% of the fair market value of the Company's common stock on the date of grant. The exercise price of ISO's may not be less than the fair market value of the Company's common stock on the date of grant. In the case of 10% Owners, the exercise price must be at least 110% of the fair market value on the date of grant.

         Payment of Exercise Price. Participants may pay the exercise price in cash or by check. The Committee also has the discretion to permit full or partial payment of the exercise price by delivery of an interest-bearing promissory note or shares of the Company's common stock having a fair market value equal to the exercise price. The Committee may also permit the Participant to have the Company withhold from the common stock to be issued on exercise that number of shares having a fair market value equal to the exercise price and/or the tax withholding due.

         Termination of Employment. Unless a Participant's option agreement provides otherwise, a Participant may exercise his vested Options within three months after termination of his employment or consulting agreement. All Options will immediately terminate on a Participant's termination for cause.

         Death or Disability. Unless a Participant's option agreement provides otherwise, if a Participant dies while employed or within three months after termination of his employment without cause, his personal representatives can exercise his Options for six months after his death. If a Participant becomes disabled while employed, he or his personal representatives may exercise his Options at any time within six months after the termination of his employment due to the disability.

         Transferability of Options. A Participant may not transfer or grant any interest in ISO's, except by will or under the laws of intestacy. The Committee has the discretion to permit Participants to transfer or otherwise grant interests in NQSO's.

Termination, Modification and Amendment of the Plan

         The 1999 Plan will terminate ten years after the date of its adoption by the Board of Directors. No Option will be granted after termination of the 1999 Plan. The terms of Options, however, may extend beyond the expiration of the 1999 Plan.

         The Board of Directors of the Company may terminate the 1999 Plan at any time prior to its expiration date. It may also make such modifications or amendments of the 1999 Plan as it deems advisable. However, the Board may not, without stockholder approval, increase the maximum number of shares as to which Options may be granted under the 1999 Plan or materially change the standards of eligibility under the 1999 Plan.

         No termination, modification or amendment of the 1999 Plan may adversely affect the terms of any outstanding options without the consent of the holders of those Options. In the event of the proposed dissolution or liquidation of substantially all of the assets of the Company, all outstanding Options will automatically terminate, unless otherwise provided by the Board of Directors.

Adjustments Upon Changes in Capitalization

         If the number of outstanding shares of the Company's Common Stock is changed by reason of recapitalization, reclassification, stock split, stock dividend, combination, exchange of shares, or similar transaction, the Board of Directors of the Company will make an appropriate adjustment in the total number of shares of common stock available under the 1999 Plan, the number of shares reserved for issuance upon the exercise of outstanding Options, and the exercise prices of outstanding Options.

Federal Income Tax Consequences

         The following discussion summarizes the federal income tax consequences of the grant and exercise of Options granted under the 1999 Plan. The law is subject to change, including retroactive change. In addition, the tax consequences may vary depending on the particular circumstances of a Participant. A Participant may also be subject to state or local income tax consequences that differ from those described below.

         ISO's. The grant and exercise of ISO's and the subsequent sale of shares will have the following federal income tax treatment.

         o A Participant will not realize taxable income on either the grant or the exercise of an ISO .

         o The difference between fair market value of the common stock on the date of exercise and the exercise price will be included in alternative minimum taxable income.

         o If the Participant sells the shares issued on exercise of his Option more than two years after the date of grant and more than one year after the exercise of the Option, the difference between the net proceeds of the sale of shares issued on exercise and the exercise price will be capital gain or loss.

         o If the Participant sells the shares issued on exercise of his Option less than two years after the date of grant or less than one year after the exercise of the Option, the sale will be a disqualifying disposition. The Participant will recognize ordinary income equal to the difference between the fair market value of the shares issued on the date of exercise and the exercise price and capital gains on any balance.

         o The Company may not deduct any amounts in connection with the exercise of an Option or the sale of shares issued on exercise, unless the sale is a disqualifying disposition. In that case, the Company will be able to deduct the amount that the Participant recognizes as ordinary income.

         NQSO's. The grant and exercise of NQSO's and the subsequent sale of shares will have the following federal income tax treatment.

         o The Participant will not recognize income on the grant of an NQSO.

         o The Participant will recognize ordinary income on the exercise of an NQSO equal to the difference between the fair market value of the common stock on the date of grant and the exercise price.

         o The ordinary income recognized on exercise may be compensation income subject to withholding under federal and state law.

         o The Company would be entitled to deduct as a compensation expense the amount of compensation income recognized by the Participant.

         o The Participant will have a tax basis in the shares issued on exercise equal to the fair market value of the common stock on the date of exercise.

         o On sale of the shares issued, the Participant will recognize capital gain or loss equal to the difference between the net proceeds of the sale and the fair market value of the common stock on the date of exercise. The Participant's capital gains holding period begins on the exercise date.

         The Company's deduction of income recognized by a Participant on exercise of his Option may be subject to Section 162(m) of the Code, which limits to $1 million the amount a publicly held corporation may deduct with respect to remuneration paid to an executive officer of the corporation. Generally, the income that an executive officer recognizes on exercise of an NQSO will be treated as remuneration and included in the $1 million limitation. The rule does not apply, however, if the option plan limits the number of options that the corporation may grant during any year. The 1999 Plan limits the number of Options that the Company may grant in any year to 100,000 Options. Therefore, the Company believes that it will not be subject to the $1 million limitation under Section 162(m) of the Code.

         SAR's. The grant of an SAR is generally not a taxable event for the Participant. Upon the exercise of an SAR, the Participant will recognize ordinary income equal to the amount of cash and the fair market value of any common stock received upon exercise, and the Company will be entitled to a deduction equal to the same amount, subject to the $1 million limitation under
Section 162(m) of the Code.

1999 Plan Benefits

         No options to purchase shares of Common Stock have been granted or allocated under the 1999 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 4.


PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S
            INDEPENDENT PUBLIC ACCOUNTANTS.

         BDO Seidman, LLP have been the Company's independent public accountants since 1995. They have no financial interest, either direct or indirect, in the Company. Selection of independent public accountants has been recommended by the Audit Committee of the Company's Board of Directors and has been approved by the entire Board of Directors, subject to stockholder ratification. A representative of BDO Seidman is expected to attend the Annual Meeting and to have an opportunity to make a statement or respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 5.

                                    EXPENSES

         The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the enclosed proxy card and other materials. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of those solicitations. The original solicitation of proxies by mail may be supplemented by telephone and telecopier by officers and other regular employees of the Company, but the Company will not pay them additional compensation.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         If a stockholder desires to submit a proposal for possible inclusion in the proxy statement for the Company's next Annual Meeting of Stockholders, the Company must receive it no later than December 14, 1999. Stockholders should mail proposals to Secretary, Enamelon, Inc., 15 Kimball Avenue, Yonkers, New York 10704. If the Company changes the date of that meeting by more than 30 calendar days from the date it is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next Annual Meeting of Stockholders, the Company must receive the proposal a reasonable time before the solicitation of proxies for that meeting is made. In addition, the Company's By-Laws specify procedures for notifying the Company of nominations for directors and other business to be properly brought before any meeting of stockholders. Stockholders may obtain a copy of the Company's By-Laws from the Secretary.

                              AVAILABLE INFORMATION

         Stockholders can obtain copies of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, as filed with the SEC, including the financial statements, without charge upon written request to Secretary, Enamelon, Inc., 15 Kimball Avenue, Yonkers, New York 10704. Stockholders can also find the Company's Annual Report on Form 10-KSB on the SEC's web site at http://www.sec.gov.

                                            By Order of the Board of Directors

                                            Norman Usen, Secretary
Yonkers, New York
April 16, 1999

                                                                       EXHIBIT A

                  Amendment to Certificate of Incorporation


         FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 55,000,000 shares, divided into two classes, of which 5,000,000 shares shall be designated Preferred Stock, $.001 par value, and 50,000,000 shares shall be designated Common Stock, $.001 par value.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                 ENAMELON, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                  The undersigned stockholder of ENAMELON, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 1999, and hereby appoints Dr. Steven R. Fox and Norman Usen, and each of them, on behalf and in the name of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of ENAMELON, INC., to be held on May 18, 1999 at 9:00 a.m., at the Brunswick Hilton, Three Tower Center Boulevard, East Brunswick, New Jersey 08816, and any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

                         (To be Signed on Reverse Side)

         1.       ELECTION OF DIRECTORS, as provided in the Company's Proxy
                  Statement:

                  [ ] FOR all nominees listed below [ ] WITHHOLD AUTHORITY to vote for all nominees listed below. (Instructions: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH OR OTHERWISE STRIKE OUT HIS NAME BELOW)

                  Bert D. Gaster, Richard A. Gotterer and Walter W. Williams

         2. To approve a proposed amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 30,000,000 shares to 50,000,000 shares.

                  [ ] FOR                   [ ] AGAINST            [ ] ABSTAIN

         3. To approve the issuance upon conversion of the Company's series B convertible preferred stock of more than 2,046,932 shares of common stock, representing 20% of the outstanding shares of common stock on the date of the sale of the series B convertible preferred stock, as required by Nasdaq rules.

                  [ ] FOR                   [ ] AGAINST            [ ] ABSTAIN

         4. To approve the adoption of the Company's 1999 Incentive Stock Option Plan.

                  [ ] FOR                  [ ] AGAINST             [ ] ABSTAIN

         5. To ratify the appointment of BDO Seidman, LLP, as the Company's independent auditors for the year ending December 31, 1999.

                  [ ] FOR                  [ ] AGAINST             [ ] ABSTAIN

         6. Upon such other matters as may properly come before the meeting or any adjournments thereof.

         The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE ADOPTION OF PROPOSALS 2, 3, 4 AND 5 AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

         Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

Date:____________________,1999          ______________________________________
                                        Signature(s) of Stockholder(s)

NOTE: (This proxy should be marked, dated and signed by the stockholder(s) exactly as his name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both must sign.)